UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2010

MSCI Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Pine Street, New York, NY 10005	10005
(Address of principal executive offices)	(Zip Code)

(212) 804-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of MSCI Inc. (the “Company”) approved the grant of a special one-time price and time vested stock option award to Henry A. Fernandez, the Company’s Chief Executive Officer, President and Chairman.

The Committee approved the special one-time price and time vested stock option award in an aggregate amount of $3,500,000, consisting of four tranches equally valued at $875,000.  The number of options awarded under each tranche is set forth in the table below and was determined by dividing the dollar amount of each tranche by a value calculated for that tranche using a Monte Carlo simulation based on the closing price of the Company’s class A common stock at the close of business on December 13, 2010, which was $36.70.  The option will not be fully vested and exercisable unless both time and price vesting conditions are satisfied. The time and price vesting conditions of each tranche are also set forth in the table below.

Following termination of employment as a result of death, disability, involuntary termination by the Company or a government service termination, the option will time vest and price vesting conditions may be satisfied during a specified period following termination.  The option has a term of ten years.  The special one-time price and time vested option award was granted under the MSCI Inc. 2007 Amended and Restated Equity Incentive Compensation Plan.

Tranche	Dollar Amount	Options Awarded	Years of Service(1)	Price Target(2)
1	$875,000	54,935	2	$41.70
2	$875,000	52,631	3	$46.70
3	$875,000	50,835	4	$51.70
4	$875,000	49,774	5	$56.70

(1) The options will time vest beginning on the second anniversary of the Grant Date of December 14, 2010 and continue on each of the following three anniversaries thereof.
(2) Between fulfillment of each service requirement and the end of the stock option term, the closing stock price must be at or above the price target for 20 consecutive trading days.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.
Date: December 16, 2010	By:	/s/ David Obstler
	Name:	David Obstler
	Title:	Chief Financial Officer